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Exhibit 10.26

TRANSOMA MEDICAL, INC.
SUMMARY OF TEAM INCENTIVE PLAN II

        In fiscal 2007, we provided our named executive officers with the opportunity to earn additional cash incentive compensation through our Team Incentive Plan II, or "TIP." The TIP is designed to reward named executive officers for achieving and surpassing specified company and divisional objectives related to financial growth, product development and commercialization and operational improvement.

        Under the terms of the TIP, our named executive officers, as well as other executives are eligible to earn annual cash incentive payments based on achievement of these company and divisional objectives. We derive these objectives from our overall fiscal year operating plan. The objectives are established by our board of directors, based upon the recommendations of our chief executive officer and senior management. Our objectives take into account a variety of factors, including our prior year results, our expected economic and market influences, our business opportunities, investment requirements and competitive situation. Each executive may have three to six individual objectives in a given fiscal year. The objectives and their relative weighting are assigned to each executive based upon his potential to impact achievement of each objective and the importance of the objective to creating stockholder value. We believe the objectives are moderately aggressive to aggressive, but attainable by strong performance.

        In certain circumstances, we will delay setting specific and measurable criteria that describe in detail the planned achievement for an objective until later in the year, when adequate and relevant information becomes available such that a meaningful, objective goal can be established. Also, if there is a material unanticipated event, such as an acquisition, we may adjust the objectives to reflect the event. The compensation committee must approve any proposed adjustment. Our compensation committee retains the discretion to increase or decrease a named executive officer's TIP award payout, with input from the chief executive officer, to recognize either inferior or superior individual performance in cases where this performance is not fully represented by the performance measures.

        For fiscal 2007, rewards under the TIP were based on two tiers of specific objectives, each of which represented 50% of the potential TIP reward to the executives. The first tier related to the following high level initiatives that required significant contributions from our employees across the company:

Tier I Objectives	Weight
DSI fiscal 2007 sales of at least $36 million	25%
Full incentive available for sales of at least $39 million.
Incentive earned adjusted proportionally for sales between $36 and $39 million.
Achievement of DSI modified net income targets	10%
Full incentive available for modified net income of at least $19.3 million.
Incentive earned adjusted proportionally for modified net income between $18.0 million and $19.3 million.
For each $100,000 in DSI modified net income earned in excess of the established target, an additional $10,000 was to be added to the incentive pool. Had this objective been achieved in excess of the target, the incentive pool would have been allocated among all eligible exempt employees (including our named executive officers but excluding DSI sales employees) based on each participant's eligible wages as a percentage of the total of eligible wages for all participants.
Achievement of specified DSI revenue subtargets and development milestones relating to next generation of DSI products	10%
Achievement of specified development milestones relating to PMD products	35%
Incentives earned based on clinical trial, platform development and regulatory milestones.
Implementation of ERP system within specified time and performance parameters	20%

        The second tier of TIP objectives was more specific to the responsibilities of small groups and individuals. Many of these objectives were instrumental towards achieving the first tier objectives:

Tier II Objectives	Weight
Brian P. Brockway
On-time Sleuth 510(k) submission	15%
Achievement of Sleuth revenue targets	15%
Public offering preparations	30%
Completion of Series C financing	30%
Strengthening of intellectual property portfolio	10%
Charles T. Coggin
Achievement of DSI modified net income targets(1)	20%
Implementation of ERP system within specified time and performance parameters	20%
Achievement of manufacturing cost containment efforts	10%
Public offering preparations	25%
Completion of Series C financing	25%
Lance H. Wallin
DSI fiscal 2007 sales of at least $36.0 million(1)	35%
Achievement of DSI modified net income targets(1)	10%
Achievement of specified DSI revenue subtargets	30%
Achievement of development milestones relating to next generation of DSI products	15%
Completion of Series C financing	10%
Jay G. Johnson
Achievement of product and component release deadlines	15%
Achievement of development milestones relating to next generation of DSI products	15%
Integration of acquired technology	5%
On-time Sleuth 510(k) submission	40%
Achievement of development milestones relating to future PMD products	20%
Strengthening of intellectual property portfolio	5%

Nestor Jaramillo
Execution of Sleuth post market study within specified time and performance parameters	20%
Achievement of Sleuth revenue targets	25%
Achievement of development milestones relating to future PMD products	10%
Development of processes for Sleuth regulatory compliance	5%
Attainment of PMD division customer-focused metrics	20%
Execution of Sleuth Panama study within specified time and performance parameters	20%

(1)
See the Tier I objectives for a full description of this objective.

        The committee believes that the 50/50 weighting between company-wide and individual objectives balances the executives' focus (and rewards) between those objectives that have the most significant impact on stockholder value and those over which the executives have the most influence. Attainment of the maximum reward is possible, but requires strong performance of each of the executives and employees throughout the company.

        The annual cash incentive payments available under the TIP are percentage-based, relative to each executive's base salary. The target bonus percentages were established based on each executive's position within the company and level of responsibility, and our compensation committee's judgment and experience as to what percentage level would provide sufficient incentive to our executives and positively impact their performance. Executives with broader levels of responsibility and influence on achieving goals that create stockholder value have a higher potential to earn incentive payments under the TIP.

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  Exhibit 10.26
TRANSOMA MEDICAL, INC. SUMMARY OF TEAM INCENTIVE PLAN II